 EXHIBIT 10.22

GUARANTY

THIS GUARANTY (this “Guaranty”), is made and entered into as of September 30, 2008, by SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (“Guarantor”), in favor of FAYETTEVILLE EXPRESS PIPELINE LLC, a Delaware limited liability company (“Fayetteville”).  (Except as otherwise defined herein, capitalized terms used herein and defined in the PA (as defined below) shall be used herein as therein defined.)

W I T N E S S E T H :

WHEREAS, Southwestern Energy Services Company, an Arkansas corporation (including its permitted affiliated assigns under Section 12 of the PA (as hereinafter defined), “Foundation Shipper”) is an indirect wholly-owned subsidiary of Guarantor; and Guarantor wishes Foundation Shipper to enter into the Precedent Agreement, dated as of September 30, 2008 (as it may from time to time be modified, supplemented, or amended, the “PA”)and the FTS Agreement described in Section 2 of the PA, to be entered into by Foundation Shipper and Fayetteville (as it may from time to time be modified or extended, the “FTS Agreement”);

WHEREAS, pursuant to the PA, Foundation Shipper has certain obligations to Fayetteville upon the terms and conditions set forth in the PA and will incur certain additional obligations to Fayetteville under the FTS Agreement (all such obligations, including the obligations of Foundation Shipper to pay amounts due under the FTS Agreement, being referred to collectively as the “Guaranteed Obligations”);

WHEREAS, Fayetteville is willing to enter into the PA with Foundation Shipper on the condition that it receive certain assurances regarding the payment of the Guaranteed Obligations, and Guarantor is willing to provide such assurances in accordance with the terms and conditions of this Guaranty; and

WHEREAS, Guarantor acknowledges that, as the parent of Foundation Shipper, it will be considerably benefited by the execution and delivery of the PA.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Guarantor hereby agrees as follows:

1.

Guarantor absolutely, irrevocably and unconditionally guarantees to Fayetteville payment when due by Foundation Shipper of the Guaranteed Obligations as follows:

(a)

(i) from the date hereof and until Fayetteville’s filing of the Certificate Application with FERC, and (ii) during any period in which Foundation Shipper meets the creditworthiness requirements set forth in Section 5.3(a) of the PA, the amount of the Guaranteed Obligations guaranteed by Guarantor hereunder shall be zero (0) (the “Tier I Cap”);

(b)

upon Fayetteville’s filing of the Certificate Application with FERC and until Fayetteville shall have accepted a certificate of public convenience and necessity issued by FERC pursuant to section 7(c) of the Natural Gas Act which authorizes the construction of the Pipeline (the “FERC Authorization”), Guarantor guarantees full and prompt payment of the Guaranteed Obligations up to an amount not to exceed the product of (x) nine (9) months, (y) Foundation Shipper’s contract maximum daily quantity under the FTS Agreement and any firm transportation agreement entered into pursuant to Section 2.5 of the PA (collectively, and as in effect from time to time after taking into account the increases or decreases contemplated herein, the “MDQ”), and (z) as applicable to each portion of the MDQ, the monthly rates stated in Section 2.1(c) of the PA or any Favored Nations Rate in effect pursuant to Section 2.6 (such product being, the “Tier II Cap”); and

(c)

upon Fayetteville’s acceptance of the FERC Authorization, and subject to an earlier termination of the PA, Guarantor guarantees full and prompt payment of the Guaranteed Obligations up to an amount not to exceed the lesser of (x) (i) in the case of the Primary Term, the product of (A) thirty (30) months, (B) the MDQ and (C) as applicable to each portion of the MDQ, the monthly rates stated in Section 2.1(c) of the PA or any Favored Nations Rate in effect pursuant to Section 2.6 or, (ii) in the case of any extended term, the product of (A) thirty (30) months, (B) the MDQ and (C) as applicable to each portion of the MDQ, the monthly rates stated in Section 2.1(c) of the PA or any Favored Nations Rate in effect pursuant to Section 2.6 or the rate established pursuant to Section 2.7 and (y) the total reservation charges for the MDQ for the remainder of the Primary Term or any extended term, as the case may be (such product being the “Tier III Cap”).  The Tier I Cap, the Tier II Cap and the Tier III Cap are each referred to herein as a “Guaranty Cap”.

With respect to the increases in amount of the Guaranteed Obligations guaranteed by Guarantor hereunder triggered by the filing of the Certificate Application and the acceptance of the FERC Authorization, such increases shall become effective five (5) days after receipt by Foundation Shipper of notice from Fayetteville that Fayetteville has filed its Certificate Application with FERC or that Fayetteville has received and accepted FERC Authorization, whichever is applicable.  Thereafter, in the case of an increase of the MDQ under Section 2.5 of the PA or a reduction of the MDQ as a result of a Rollover Right under Section 2.7 of the PA, adjustments in the amount of the Guaranteed Obligations guaranteed by Guarantor hereunder shall become effective upon the execution and delivery of the documentation required under the PA, or in the case of a permanent release or assignment of capacity, the PA and the Tariff, as applicable. As of the date hereof, the MDQ under this Guaranty is 1,200,000 Dth/d.  With respect to any permanent release or assignment by Foundation Shipper of all or a portion of the MDQ either prior to or after the Effective Date pursuant to the PA or the Tariff, as applicable ( “Permanently Released Capacity”) other than to a permitted affiliate assign of Foundation Shipper, the MDQ set forth in clauses (b)(y),  (c)(x)(i)(B) and (c)(x)(ii)(B) above shall be reduced by the amount permanently released or assigned and the amount of the Guaranteed Obligations hereunder shall be proportionately permanently reduced and this Guaranty shall terminate and be of no more force and effect with respect to Permanently Released Capacity.

2.

This Guaranty shall constitute a guaranty of payment, and not of collection.  The liability of Guarantor hereunder is exclusive and independent of any security for or other guaranty of the payment by Foundation Shipper of the Guaranteed Obligations, whether executed by Guarantor, any other guarantor or any other party.  This Guaranty shall terminate and be of no more force and effect upon the earlier to occur of (i) the date upon which either Foundation Shipper or Fayetteville exercises its respective termination rights under the PA; or (ii) the date upon which Foundation Shipper no longer has any of the MDQ in effect (the “MDQ Termination Date”).  Upon the effectiveness of such termination, Guarantor shall have no further liability except that termination of the Guaranty shall not affect the validity or enforceability of the Guaranty with respect to any Guaranteed Obligations incurred or arising prior to termination of the Guaranty.

3.

The obligations of Guarantor hereunder are independent of the obligations of any other guarantor and a separate action or actions may be brought and prosecuted against Guarantor whether or not action is brought against any other guarantor and whether or not any other guarantor be joined in any such action or actions.  If Foundation Shipper waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability under the PA, Guarantor likewise waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by Foundation Shipper or other circumstance which operates to toll any statute of limitations as to Foundation Shipper shall operate to toll the statute of limitations as to Guarantor.

4.

Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Fayetteville against, and any other notice to, any party liable thereon (including Guarantor or any other guarantor).

5.

Fayetteville, to the extent agreed to by Foundation Shipper or otherwise allowed by the PA, may at any time and from time to time without the consent of, or notice to, Guarantor, without incurring responsibility to Guarantor, and without impairing or releasing the obligations of Guarantor hereunder, upon or without any terms or conditions and in whole or in part, subject to the applicable Guaranty Cap:

(a)

make any change, amendment, or modification in the terms of any of the Guaranteed Obligations, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, amended or modified;

(b)

take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against, and/or release any Person liable for all or any portion of the Guaranteed Obligations;

(c)

act or fail to act in any manner referred to in this Guaranty which may deprive Guarantor of its right to subrogation against Foundation Shipper to recover full indemnity for any payments made pursuant to this Guaranty; and/or

(d)

take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Guarantor from it liabilities under this Guaranty.

6.

No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute, irrevocable and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except indefeasible payment of an amount equal to the applicable Guaranty Cap.

7.

This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  No failure or delay on the part of Fayetteville in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which Fayetteville would otherwise have.  No notice to or demand on Guarantor in any case shall entitle Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Fayetteville to any other or further action in any circumstances without notice or demand.  It is not necessary for Fayetteville to inquire into the capacity or powers of Foundation Shipper or the officers, directors, partners or agents acting or purporting to act on its behalf.

8.

Guarantor hereby agrees with Fayetteville that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been indefeasibly paid in full (it being understood that Guarantor is not waiving any right of subrogation that it may otherwise have but is only waiving the exercise thereof as provided above).

9.

(a)

Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require Fayetteville to:  (i) proceed against Foundation Shipper, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from Foundation Shipper, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in Fayetteville’s power whatsoever.  Guarantor waives any defense based on or arising out of any defense of Foundation Shipper, Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than indefeasible payment of an amount equal to the applicable Guaranty Cap, including, without limitation, any defense based on or arising out of the disability of Foundation Shipper, Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Foundation Shipper other than indefeasible payment of an amount equal to the applicable Guaranty Cap.

(b)

Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness.  Guarantor assumes all responsibility for being and keeping itself informed of Foundation Shipper’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder, and agrees that Fayetteville shall have no duty to advise Guarantor of information known to it regarding such circumstances or risks.

10.

In order to induce Fayetteville to enter into the PA, Guarantor represents, warrants and covenants that:

(a)

Status.  Guarantor (i) is a duly organized and validly existing corporation, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority to own or lease its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the results of operations or financial condition of Guarantor and its subsidiaries, taken as a whole.

(b)

Power and Authority.  Guarantor has the corporate power and authority to execute, deliver and perform the terms and provisions of this Guaranty and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Guaranty.  Guarantor has duly executed and delivered this Guaranty and this Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c)

No Violation.  Neither the execution, delivery or performance by Guarantor of this Guaranty, nor compliance by it with the terms and provisions hereof and thereof (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Guarantor or any of its subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement or any other material agreement, contract or instrument to which Guarantor or any of its subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate of incorporation, certificate of partnership, partnership agreement, limited liability company agreement, by-laws or similar documents, instruments or certificates (including amendments thereto) executed, adopted or filed in connection with the creation, formation or organization of Guarantor or any of its subsidiaries.

(d)

Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty or (ii) the legality, validity, binding effect or enforceability of this Guaranty.

(e)

Litigation.  There are no actions, suits or proceedings pending or, to the best knowledge of Guarantor, threatened (i) which purport to affect the legality, validity or enforceability of this Guaranty or (ii) that could reasonably be expected to have a material adverse effect on the results of operations or financial condition of Guarantor and its subsidiaries, taken as a whole.

11.

Guarantor covenants and agrees that on and after the date hereof and until the Effective Date, Guarantor shall take, or will refrain from taking, as the case may be, all material actions that are necessary to be taken or not taken so that Foundation Shipper will be in material compliance with any provision, covenant or agreement of Foundation Shipper contained in the PA.

12.

Subject to the applicable Guaranty Cap, Guarantor hereby agrees to pay all out-of-pocket costs and expenses of Fayetteville in connection with the enforcement of this Guaranty (including reasonable legal fees and expenses) and the out-of-pocket costs and expenses of Fayetteville in connection with any amendment, waiver or consent relating hereto (including reasonable legal fees and expenses).

13.

This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of Fayetteville and its successors and assigns. Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Fayetteville (and any such attempted assignment or transfer without such consent shall be null and void).

14.

Except as otherwise provided herein, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of Guarantor and Fayetteville.

15.

Guarantor acknowledges that an executed (or conformed) copy of the PA has been made available to Guarantor and Guarantor is familiar with the contents thereof.

16.

All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given when (i) delivered by hand (with written acknowledgment of receipt), (ii) sent by facsimile transmission (with receipt confirmed by an electronically generated written confirmation), or (iii) received by the addressee, if sent by a nationally recognized delivery service or other traceable method, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the others):

If to Guarantor, to:

Southwestern Energy Company

2350 North Sam Houston Parkway East, Suite 125

Houston TX  77032

Facsimile:  281-618-4820

Attention:  General Counsel

If to Fayetteville, to:

Fayetteville Express Pipeline LLC

500 Dallas St., Suite 1000

Houston, Texas  77002

Facsimile:  713-369-9235

Attention: General Counsel of Gas Pipelines

17.

If a claim is ever made against Fayetteville for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and Fayetteville repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over Fayetteville or any of its property or (ii) any settlement or compromise of any such claim effected by Fayetteville with any such claimant (including Foundation Shipper), then, subject to the applicable Guaranty Cap, in such event Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of Foundation Shipper, and Guarantor shall be and remain liable to Fayetteville hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Fayetteville.

18.

(a)  This Guaranty shall be binding upon the successors and assigns of Guarantor (although Guarantor may not assign its rights and obligations hereunder except in accordance with Section 13 hereof) and shall inure to the benefit of and be enforceable by Fayetteville and its respective successors and assigns.  THIS

GUARANTY AND THE RIGHTS AND OBLIGATIONS OF FAYETTEVILLE AND OF GUARANTOR HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS.  Any legal action or proceeding with respect to this Guaranty may be brought in the courts of the State of Texas or of the United States of America for the Southern District of Texas, in each case which are located in Houston, and, by execution and delivery of this Guaranty, Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Guarantor hereby further irrevocably waives any claim that any such courts lack jurisdiction over Guarantor, and agrees not to plead or claim in any legal action or proceeding with respect to this Guaranty brought in any of the aforesaid courts that any such court lacks jurisdiction over Guarantor.  Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Guarantor at its address set forth above, such service to become effective 30 days after such mailing.  Guarantor hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that service of process was in any way invalid or ineffective.  Nothing herein shall affect the right of Fayetteville to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Guarantor in any other jurisdiction.

(b)

Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)

WAIVER OF TRIAL BY JURY.  EACH OF GUARANTOR AND FAYETTEVILLE (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

19.

Guarantor hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law.  To effectuate the foregoing intention, if enforcement of the liability of Guarantor under this Guaranty for an amount equal to the applicable Guaranty Cap would be an unlawful or voidable transfer under any applicable fraudulent conveyance or fraudulent transfer law or any comparable law, then the liability of Guarantor hereunder shall be reduced to the maximum amount for which such liability may then be enforced without giving rise to an unlawful or voidable transfer under any such law.

20.

All payments made by Guarantor hereunder will be made without setoff, counterclaim or other defense.

21.

Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

22.

This Guaranty reflects the whole and entire agreement of the parties and, with the exception of the PA, supersedes all prior agreements related to the subject matter hereof.

*    *    *

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

GUARANTOR:

SOUTHWESTERN ENERGY COMPANY

By:____/s/ GREG D. KERLEY__________

Name:

Greg D. Kerley

Title:

Executive Vice President & Chief Financial Officer